CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 108 to the registration statement on Form N-1A (File No. 2-13644) ("Registration Statement") of our report dated December 8, 2004 relating to the financial statements and financial highlights appearing in the October 31, 2004, Annual Report of The Putnam Fund for Growth and Income, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
February 21, 2005